Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

AMERICAN ADDICTION CENTERS, INC.,

A NEVADA CORPORATION,

OXFORD TREATMENT CENTER, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

THE OXFORD CENTRE, INC.,

A MISSISSIPPI CORPORATION,

AND

RIVER ROAD MANAGEMENT, LLC,

A MISSISSIPPI LIMITED LIABILITY COMPANY

May 12, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of May 12, 2015, by and among AMERICAN ADDICTION CENTERS, INC., a Nevada corporation (the “Parent”), OXFORD TREATMENT CENTER, LLC, a Delaware limited liability company (the “Company”), and THE OXFORD CENTRE, INC., a Mississippi corporation (the “Seller”) and RIVER ROAD MANAGEMENT, LLC, a Mississippi limited liability company (“RRM”).

RECITALS

WHEREAS, the Seller is engaged in the business of owning and operating addiction treatment centers located at 297 County Road 244, Etta, Mississippi 38627, 1916 University Avenue, Oxford, Mississippi 38655, 341 East Main Street, Suite A-1, Tupelo, Mississippi 38804, and 9320 Railroad Avenue, Olive Branch, Mississippi 38654 (the “Centers”);

WHEREAS, the Seller desires to sell to the Company the Assets (as hereinafter defined) related to the operation of the Centers in exchange for the consideration hereinafter set forth, and the Company desires to purchase the Assets from Seller, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, RRM is the owner of certain real property located at 297 County Road 244, Etta, Mississippi 38627, and being more particularly described on Exhibit A, together with all buildings, structures and other improvements located thereon (collectively, the “Real Property”); and,

WHEREAS, RRM desires to sell to the Company the Real Property in exchange for the consideration hereinafter set forth, and the Company desires to purchase the Real Property from RRM, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by the Parent, the Seller, RRM and the Company, the parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article shall have the meanings set forth below for all purposes of this Agreement:

1.1 “Adjusted EBITDA” means the sum of the following, without duplication, in accordance with generally accepted accounting principles in the United States, (a) net income plus (b) the following to the extent deducted in calculating such net income (without duplication): (i) interest charges, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred in connection with this Agreement.

1.2 “Affiliate” of a Person means a Person controlling, controlled by or under common control with such Person.

1.3 “Affiliated Medical Professional Group” means any professional corporation, professional association, professional limited liability company or similar entity not owned by Seller or any subsidiary of Seller, but subject to a management, administrative, consulting, financial or similar services agreement with Seller or any subsidiary of Seller.

1.4 “Accounts Receivable” means the right to receive payment of all accounts receivable described in Section 4.29 hereof.

1.5 “Agreement” means this Asset Purchase Agreement.

1.6 “Assets” mean collectively: all assets of Seller used in or related to the Business other than the Excluded Assets (as defined in Section 2.2 hereof), including without limitation (i) those assets listed and described on Schedule 1.6; (ii) all Accounts Receivable; (iii) subject to applicable law, all current financial, medical staff and personnel records, and other business records; (iv) to the extent assignable, all Governmental Authorizations and permits held by Seller relating to the ownership, development and operations of the Business; (v) Seller’s goodwill in respect of the Business; (vi) Seller’s right to use the name “The Oxford Centre” and all variations thereof, all Seller’s Intellectual Property, and all of Seller’s rights to use Intellectual Property of other Persons heretofore or currently used in the Business; (vii) all owned real property, leases and tenant improvements, including, without limitation, Seller Properties (hereinafter defined); and (viii) Patient Records, subject to compliance with all applicable laws.

1.7 “Business” means the business of owning and operating the Centers, as presently conducted by Seller.

1.8 “Business Day” means any day on which banks are open for business in Nashville, Tennessee.

1.9 “Cash Consideration” means the amount of Thirty-Two Million Dollars ($32,000,000), to be paid in cash to Seller and RRM by the Company pursuant to Section 3.1 hereof. Five Million Dollars ($5,000,000) of the Cash Consideration shall be paid to RRM for the Real Property and Twenty-Seven Million Dollars ($27,000,000) of the Cash Consideration shall be paid to the Seller for the Assets.

1.10 “Closing” means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement which shall be held three (3) Business Days after the conditions specified in Articles VIII and IX shall have been satisfied or waived, at the offices of Parent, in Brentwood, Tennessee, or at such other time, date and place as the parties hereto shall mutually agree in writing.

1.11 “Closing Date” means the date on which the Closing occurs.

1.12 “Closing Escrow Amount” means the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), to be paid in cash to the Escrow Agent by the Company pursuant to Section 3.2 hereof.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Excluded Liabilities” means the liabilities, debts, or other obligations retained by the Seller as described in Section 3.4.

1.17 “Financial Statements” means the financial statements as identified and defined in Section 4.4 hereof.

1.18 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any contractor of such governmental or quasi-governmental entity, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

1.19 “Governmental Authorization” means any approval, certificate of authority, certificate of need, accreditation, license, registration, permit, franchise, right, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.

1.20 “Governmental Programs” mean the Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act (42 U.S.C. 1395 et seq., and 42 U.S.C. 1396 et. seq.), CHAMPUS/TRICARE, and other similar federal, state and local programs for which the federal government pays the Seller, in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

1.21 “Healthcare Laws” means any federal, state, local or municipal constitution, treaty, statute, law, rule, regulation, code, ordinance, principle of common law, judgment, decree, order, injunction, administrative interpretation, writ, directive or any other requirement or restriction of any Governmental Authority, including any permit or similar right granted under any of the foregoing, related to the regulation of the healthcare industry (including, but not limited to, the addiction treatment industry, the behavioral health industry, the hospital and other health care facilities industry, the pharmaceuticals industry and the physician practice management industry), the regulation of healthcare professionals (including, but not limited to, physicians and nurses and physician assistants), or to payment for items or services rendered, provided, dispensed, or furnished by healthcare suppliers or providers (including, but not limited to, physician practices, hospitals and other health facilities, physicians and pharmacists and other practitioners).  Healthcare Laws specifically include, but are not limited to, 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Statute), and all same or similar state law counterparts; 42 U.S.C. § 1320a-7a (commonly called the Civil Monetary Penalty Statute), and all same or similar state law counterparts; 42 U.S.C. § 1395nn (commonly called the Stark Law), and all same or similar state law counterparts; 31 U.S.C. § 3729 (commonly called the Federal False Claims Act), and all same or similar state law counterparts; the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164 (collectively, “HIPAA”); the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) (collectively, “ACA”); 42 CFR Part 2 (confidentiality of alcohol and drug abuse patient records); the Occupational Safety and Health Act of 1970 (“OSHA”) and all laws pertaining to precautions against the spread of bloodborne pathogens in the workplace; the Deficit Reduction Act of 2005, (Public Law 109-171), 42 U.S.C. § 1396a(a)(68); all applicable requirements of the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain DEA Registration and any and all same or similar state law counterparts; the federal Food, Drug and Cosmetics Act, and all same or similar state law counterparts; all federal laws, regulations and rules under the jurisdiction or enforcement authority of the FCC; all federal or state laws relating to addiction treatment; all federal or state laws relating to the practice of medicine, the corporate practice of medicine, fee splitting and telemedicine; any and all applicable state insurance laws governing, regulating or pertaining to the payment for healthcare related items or services ; all laws and relating to Medicare (including Medicare Part D and Medicare Advantage), Medicaid, and Medicaid-Waiver programs; 18 U.S.C. § 287; 18 U.S.C. § 1001; 18 U.S.C. § 1035; 18 U.S.C. §1347; 18 U.S.C. § 1516; and the regulations promulgated pursuant to all of the statutes and laws listed or referenced above.

1.22 “Knowledge” means, with respect to an individual, such individual is actually aware of the particular fact, matter, circumstance or other item, or should be aware of the particular fact, matter, circumstance or other item after reasonable inquiry of such person’s direct reports and, with respect to any other Person (other than an individual), any individual who is serving, or who has at any time served, as a director, officer, partner, member, shareholder, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact, matter, circumstance or other item.

1.23 “Material Adverse Change” means any fact, condition, occurrence, event, development, action, omission, change, state of facts, circumstance or effect that is, or would reasonably be expected to be, materially adverse to the business, operations, assets, result of operations, or condition (financial or otherwise) of Seller or on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated herein, except in each case to the extent resulting from (i) business, economic or regulatory conditions generally or in the industries in which Seller operates, (ii) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in law, or proposed changes to law published by a Governmental Authority, (vi) the announcement or execution of, or the taking of any action expressly contemplated by, this Agreement and the other transaction documents contemplated hereby, including compliance with the covenants set forth herein, (vii) any actions taken (or omitted to be taken) with the prior written consent or at the written request of the Company, or (viii) any actions expressly required under this Agreement; except, in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent the Seller is affected in a disproportionate manner compared to other companies in the industries in which the Seller operates.

1.24 “Patient Records” means photocopies or digital copies of the following portions of the medical records of the patients currently being treated at the Centers or otherwise receiving services from Seller: (i) insurance cards (must include copies of both front and back of all cards, and must be legible), (ii) patient histories and physicals, lab results, patient summaries of information, care plans, assessments, (iii) copies of all intake forms, including, without limitation, financial responsibility agreements and information release forms and (iv) all other patient information.

1.25 “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges not yet past due or that are being contested in good faith through appropriate proceedings and (ii) special assessments with respect to the personal property to be sold by Seller to the Company pursuant to this Agreement for 2014 and subsequent years.

1.26 “Person” means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association or joint venture or a government, agency, political subdivision or instrumentality thereof.

1.27 “Properties” means the real properties listed on Schedule 1.27.

1.28 “Purchase Price” means the Cash Consideration, the Signing Escrow Amount and the Closing Escrow Amount.

1.29 “Schedule” means any schedule referred to in this Agreement, which shall be an integral part of this Agreement.

1.30 “Signing Escrow Amount” means the amount of Five Hundred Thousand ($500,000.00), to be paid in cash to the Escrow Agent by the Company pursuant to Section 3.2 hereof.

1.31 “Taxes” means all taxes, assessments, and charges imposed by any federal, state, local, or foreign taxing authority, including interest, penalties and additions thereto.

1.32 “Third Party Payor Programs” mean those private, non-governmental programs, including private insurance and managed care plans, under which the Seller and the Centers, in whole or in part, directly or indirectly, are receiving payments.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND REAL PROPERTY

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Seller shall, on the Closing Date, sell, transfer, convey and assign to the Company, and the Company shall purchase, all of the Assets, free and clear of all liens, claims or encumbrances whatsoever except for Permitted Encumbrances.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will remain the property of the Seller after the Closing:

(a) any and all cash, cash equivalents and security deposits;

(b) Seller’s record books, minute books, tax records and any records that by law Seller is required to retain in its possession;

(c) all of Seller’s insurance policies and rights thereunder, including, without limitation, any life insurance policies covering the officers or shareholders of Seller;

(d) any refunds, credits rebates or similar payments relating to Taxes that are associated with Seller’s ownership or operation of the Business and the Assets for taxable periods  (or portions thereof) ending on or prior to the Closing Date; and,

(e) those assets listed and described on Schedule 2.2.

2.3 Purchase and Sale of Real Property. Subject to the terms and conditions of this Agreement, RRM shall, on the Closing Date, sell, transfer, convey and assign to the Company, and the Company shall purchase, the Real Property, free and clear of all liens, claims or encumbrances whatsoever except for Permitted Encumbrances.

ARTICLE III

CONSIDERATION FOR PURCHASE OF ASSETS AND REAL PROPERTY

3.1 Payment of Cash Consideration to Seller and RRM. At the Closing, in consideration of the sale of the Assets to the Company by the Seller as set forth in Section 2.1, the Seller shall be entitled to receive from the Company Twenty-Seven Million Dollars ($27,000,000) of the Cash Consideration by wire transfer of immediately available funds to an account designated by the Seller.  At the Closing, in consideration of the sale of the Real Property to the Company by RRM as set forth in Section 2.3, RRM shall be entitled to receive from the Company Five Million Dollars ($5,000,000) of the Cash Consideration by wire transfer of immediately available funds to an account designated by RRM.

3.2 Delivery of Signing Escrow Amount and Closing Escrow Amount to Escrow Agent. Upon execution of this Agreement as of the date hereof, the Company shall deliver the Signing Escrow Amount to Reliant Bank (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated by the Escrow Agent pursuant to the Escrow Agreement.  At the Closing, the Company shall deliver the Closing Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”) shall be executed and delivered as of the date hereof.

3.3 Assumed Liabilities. As of the Closing Date, the Company shall assume and agree to pay, perform and discharge in accordance with the respective terms thereof, each of the following (collectively, the “Assumed Liabilities”):

(a) (i) Those accounts payable and other current liabilities of Seller identified on the Financial Statements as of March 31, 2015, as identified on Schedule 3.3, and (ii) such other substantially similar accounts payable and current liabilities incurred by Seller through the Closing Date in the ordinary course of business consistent with Seller’s past practice, in an aggregate amount not to exceed $100,000;

(b) Any accrued vacation, holiday and sick pay of the Transferred Employees;

(c) Any obligation or liability accruing, arising out of, or relating to the Company’s failure to maintain the records specified in Section 1.5(viii) or make such records available in accordance with applicable law;

(d) Any liability associated with converting any Patient Records delivered in digital copy for use by the Company; and

(e) Any obligation or liability accruing, arising out of, or relating to the ownership or operation of the Business or the Assets after the Closing Date.

3.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 3.3 above, neither the Parent nor the Company shall assume, take responsibility for or be obligated to pay any liabilities, debts or other obligations of any kind (including under any employee benefit plan) of the Seller or its Affiliates or RRM (collectively, the “Excluded Liabilities”). Without limiting the foregoing, the Seller acknowledges that the Excluded Liabilities shall include the following:

(a) Any and all liability arising under any Third Party Payor Program, including without limitation, liability arising from false or fraudulent claims, overpayments, set-offs, recoupments, overbilling, civil money penalties, credit balances, inappropriate coding or inadequate documentation, provider agreement, or state survey agency report or action related to any time period prior to the Closing Date regardless of whether any such claims of liability arise prior to or after the Closing Date;

(b) Any liability or obligation arising out of any employee benefit plan maintained by or covering employees of Seller or to which Seller has made any contribution or to which Seller could be subject to any liability;

(c) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys’ and other professional fees) related to, arising out of, or in connection with the parties’ waiver of compliance with any bulk sales act or any similar statute as enacted in any jurisdiction, domestic or foreign (if applicable);

(d) Any liability or obligation arising out of any breach by Seller or RRM prior to the Closing of any provision of any agreements of the Seller or any other contract to which Seller or RRM is a party;

(e) Any liability of Seller or RRM with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the business and operations of Seller or RRM (including, without limitation, the Business) prior to the Closing, (ii) with respect to any goods or services provided by Seller prior to the Closing, including, without limitation, any liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Seller or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, or leased by or on behalf of Seller prior to the Closing, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income, including pursuant to any doctrine of product liability, or (iii) out of or in connection with the business and operations of Seller (including, without limitation, the Business) prior to the Closing under any federal, state, or local law, rule, or regulation;

(f) Any liability or obligation, arising prior to or as a result of the Closing, to any employee, agent, or independent contractor of Seller, whether or not employed by Company after the Closing, or under any benefit arrangement with respect thereto;

(g) Any liability of Seller or RRM existing at the Closing, including any liability related to any matter described in the Schedules to this Agreement;

(h) Any liability related to the Excluded Assets;

(i) Any liability or obligation for Taxes, withholdings, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not, related to the operation of the Business prior to the Closing or related to Seller’s other businesses prior to or after the Closing, including any liabilities or obligations of Seller or RRM relating to sales and use, transfer, documentary, income or other Taxes levied on the transfer of the rights and Assets pursuant to this Agreement; and

(j) All wages, commissions, and workers’ compensation obligations of Seller with respect to Seller’s employees, agents or independent contractors accrued through the Closing Date and all bonuses and fringe benefits as to such employees accrued through the Closing Date, and all severance pay obligations of Seller to employees resulting from Seller’s consummation of the transactions contemplated by this Agreement.

3.5 Allocation of Purchase Price and Assumed Liabilities. The parties agree that prior to the Closing Date they will agree upon the allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code (and any similar provisions of state, local or foreign law, as appropriate) (“Tax Allocation”).  The Company and Seller and RRM shall report, act and file all Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such Tax Allocation.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Company may reasonably request to prepare such Tax Allocation.  Neither the Company nor Seller nor RRM shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Tax Allocation, unless required to do so by applicable law.

3.6 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, the Company and Seller (or RRM) shall prorate as of the Closing Date, any and all current real estate and personal property lease payments, charges against the Owned Real Property, power and utility charges and all other income and expenses that are normally prorated upon the sale of a going concern.

3.7 Tax Proration. The Company and Seller (or RRM) shall prorate as of the Closing Date any amounts with respect to (i) ad valorem Taxes on the Assets and (ii) property Taxes on the Assets, including Taxes on the Owned Real Property. Payments for ad valorem property Taxes shall initially be determined based on the previous year’s Taxes and shall later be adjusted to reflect the current year’s Taxes when the Tax bills are finally rendered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in the Schedules, the Seller hereby represents and warrants to the Company and Parent as set forth in Sections 4.1 through 4.35 below.  For purposes of these representations and warranties (other than those in Section 4.2), the term “Seller” shall include any subsidiaries of Seller and any Affiliated Medical Professional Group, unless otherwise noted herein.

4.1 Entity Organization. Seller is a for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the full right, power and authority to own, lease and operate all of its properties and assets (including the Assets) and to carry out its business (including particularly the Business) as presently conducted.  Seller is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties or assets or the nature of its business makes such qualification necessary, except where failure to be so qualified or in good standing would not be material to Seller.  Except as set forth on Schedule 4.1, Seller has no subsidiaries, and there are no corporations, joint ventures, partnerships or other entities or arrangements in which Seller directly or indirectly owns any capital stock or other equity interest that have any effect on the Centers or the Business or the rights of Seller to transfer the Assets.

4.2 Authority. The Seller has all requisite right, power and authority to execute, deliver and perform this Agreement and each other instrument, agreement or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary governing action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or as may be modified by a court of equity in an action for specific performance.

4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement by Seller will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Seller, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Seller, (ii) violate the organizational documents of Seller, (iii) require any material consent under or constitute a material default under any agreement (including any Contract), indenture, mortgage, deed of trust, lease, license, permit or other instrument to which Seller is a party or by which it or its properties or assets is bound, or any license, permit or certificate held by it, (iv) require any consent or approval by, notice to or registration with any Governmental Authority or (v) result in the creation of any lien, claim, encumbrance or charge upon any of the property or assets of Seller.

4.4 Financial Statements. Schedule 4.4 contains complete and correct copies of the (i) audited financial statements of Seller with respect to the Business for the last fiscal year and unaudited financial statements of Seller with respect to the Business for its prior fiscal years and (ii) the unaudited balance sheet and the related statement of operations of Seller for the period January 1, 2015 to March 31, 2015 (collectively, the “Financial Statements”). Except as set forth on Schedule 4.4, the Financial Statements have been prepared from and in accordance with the books and records of Seller and fairly present, in all material respects, the financial condition of Seller as of such dates and the results of operations and cash flows of Seller for the periods specified.  The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business.

4.5 Indebtedness. Except as disclosed in Schedule 4.5, there exists no indebtedness of Seller related to the Business or Assets that is not reported in the Financial Statements.

4.6 Taxes. Except as set forth in Schedule 4.6, Seller has timely filed all returns, declarations, reports, information returns and statements required to be filed by it (as a member of an affiliated group or otherwise) in respect of any Taxes and all Taxes currently due and payable by Seller have been paid. Except as set forth in Schedule 4.6, no written notice of any proposed tax deficiency, assessment or levy has been received by or with respect to Seller. Seller has duly withheld from each payment from which such withholding is required by law, the amount of all Taxes required to be withheld therefrom and has paid the same (to the extent due), or otherwise set aside, together with the employer’s share of the same, if any, to the proper tax receiving officers. There are, except for Permitted Encumbrances, no tax liens on any of the assets of Seller. Except as set forth in Schedule 4.6, Seller has no liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

4.7 Real Properties.

(a) Schedule 4.7(a) contains a correct legal description, street address, and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership interest (the “Owned Real Property”). Seller owns good and marketable title to its respective estates in the Owned Real Property, free and clear of any Encumbrances of any kind, other than Permitted Encumbrances.  True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any real estate encumbrance have been delivered to the Company. Seller warrants that, at the time of the Closing, the Owned Real Property shall be free and clear of all real estate encumbrances other than those identified on Schedule 4.7(a) as acceptable to the Company.

(b) Schedule 4.7(b) sets forth a true, complete and correct list (with addresses) of each leased or subleased premises used by Seller, whether or not pursuant to written or oral lease or sublease (the “Leased Real Properties”, together with the Owned Real Property, the “Seller Properties”). All leases relating to the Leased Real Properties were entered into in arm’s length transactions.  For each of the Leased Real Properties, (A) the Seller has a valid leasehold interest, free and clear of all Encumbrances, other than Permitted Encumbrances, (B) the Seller has the right to use (and have quiet enjoyment of) such Leased Real Properties for the purposes for which it is being used, (C) the Seller has not received any written notice of a dispute concerning the occupancy or use thereof, (D) each lease or sublease therefor is legal, valid and binding, in full force and effect, and enforceable against Seller and to the Knowledge of Seller, the other parties thereto, in accordance with its terms, subject to laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (E) neither the Seller nor, to the Knowledge of Seller, any other party to such lease or sublease is in material default thereunder (with or without notice or lapse of time, or both), nor has any material default been, to the Knowledge of Seller, threatened. Seller enjoys exclusive, peaceful and undisturbed possession of all Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable lease.

(c) There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Owned Real Property other than the Permitted Encumbrances, and there are no Persons (other than the Seller) in possession of any portion of the Owned Real Property. To Seller’s Knowledge, the Seller’s operations on any Seller Properties, including improvements thereon, do not violate any applicable rule, regulations, law, statute or code, including, but not limited to, any building code zoning requirement, or classification, and such non-violation is not dependent, in any instance, on any non-conforming use exceptions or similar exceptions. There are no pending or, to Seller’s Knowledge, threatened legal proceedings or administrative actions of any kind or character regarding or relating to the Seller Properties or Seller’s interest therein. Seller has not received any written notice from any city, county, state, federal or other applicable Governmental Authority of any violation of any law, statute, ordinance, regulation or administrative or judicial order or holding with respect to or regarding the Seller Properties, which violation has not been satisfactorily corrected.  Subject to Purchaser’s Inspections, and to Seller’s Knowledge, the improvements and fixtures on all of the Seller Properties are adequate and suitable in all material respects for the purposes for which they are presently being used, and there are no defects in the structural elements of the improvements on the Seller Properties. There is no condemnation or proceeding pending or, to the Knowledge of the Seller, threatened against any of the Seller Properties or any improvement thereon. There are no mechanics’ or materialmen’s liens of record against the Seller Properties, nor are there any unsatisfied charges, debts, liabilities, claims or obligations incurred by or on behalf of Seller and relating to the Seller Properties that could give rise to any mechanics’, materialmen’s, constitutional, statutory or common law lien against the Seller Properties, or any part thereof.

(d) Except as set forth on Schedule 4.7(d), no Hazardous Substances have been generated, stored, released, treated or disposed of by Seller on, under, to, from or about the Seller Properties in violation of any law, rule, legal requirement or regulation applicable to the Seller Properties which regulates or controls matters relating to the environment or public health or safety (“Environmental Laws”). Seller has not received any written notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor is Seller aware of any circumstances that could give rise to any notice, demand or claim, concerning any Hazardous Substance release, discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is regulated, listed, defined or deemed to be a waste, contaminant or pollutant, or substance or potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including, but without limitation, petroleum, petroleum based product and any petroleum constituent. Except as set forth on Schedule 4.7(d), there are no underground storage tanks located on the Seller Properties.

4.8 Assets; Title to Property. Except as set forth in Schedule 4.8, with respect to Permitted Encumbrances or in the case of assets disposed of in the ordinary course of business, the Seller has good and marketable title (free and clear of all liens, claims or encumbrances of any kind) to all (i) personal property and assets (tangible and intangible) reflected as owned by it on Schedule 1.5, or otherwise used in the conduct and operation of the Business; (ii) properties and assets acquired in the ordinary course of business and consistent with past practice and has such title free and clear of all Encumbrances of any nature whatsoever, except, in either instance, for leased property used in the Business, with respect to which the Seller has good and marketable title to the leasehold estate appertaining thereto; and (iii) all tangible personal properties (other than inventory) are in good operating condition and repair, subject to ordinary wear and tear, and are fit for the particular purpose for which they were acquired.  All of the rights and Assets being acquired by Company, whether owned or leased, are in the possession and control of Seller and are located at the premises currently used for the operation of the Business.

4.9 Absence of Changes. Except as set forth in Schedule 4.9, since December 31, 2014, there has not been with respect or related to the Business or the Assets:

(a) any material and unrepaired damage or destruction, loss or other casualty, however arising and whether or not covered by insurance;

(b) any indebtedness incurred by Seller for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of business and except for debts and liabilities incurred in the ordinary course of business consistent with prior practices), or any agreement to incur any such indebtedness other than intercompany indebtedness;

(c) any change in the accounting methods or practices of Seller or any change in depreciation or amortization policies or rates theretofore adopted;

(d) any amendment or termination, or any written notice of termination, of any contract, agreement, lease, franchise or license to which Seller is a party or by which it is bound;

(e) any liability or obligation incurred by Seller, except current liabilities for trade or business obligations incurred in the ordinary course of business consistent with past practice, or any cancellation or compromise by Seller of any debt or claim other than in the ordinary course of business consistent with past practice, or any waiver or release by Seller of any right of substantial value to the Business;

(f) except in the ordinary course of business and consistent with past practice, any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person;

(g) except for Permitted Encumbrances and other than in the ordinary course of business, any mortgage, pledge or other encumbering of any of the Assets;

(h) any sale, transfer, lease, abandonment or other disposal of any material portion of the Assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

(i) any assignment, transfer, licensing, grant or other disposal of any Intellectual Property (as defined in Section 4.9 hereof);

(j) any grant by Seller of any general increase in the compensation of any of the employees of Seller who are deemed by Seller to be employed by or working directly in the Business; or any grant by Seller of any increase in compensation payable to or to become payable to any such employee; or any agreement by Seller entered into with any employee; except in the ordinary course of business and consistent with past practice;

(k) with respect to the Business, any capital expenditure made, or any commitment to make any capital expenditure, for any tangible or intangible capital assets, additions or improvements, except capital expenditures in the ordinary course of business and capital expenditures that do not exceed $10,000 in any instance or $50,000 in the aggregate;

(l) any action taken or omitted to be taken that would result in the occurrence of any of the foregoing; or

(m) any sale or other transfer of any interest or rights in the Business.

4.10 Intellectual Property. Schedule 4.10 lists and indicates the ownership of all patents, patent applications, copyrights, trademarks, trade names, and service marks and all licenses to use the intellectual property of any Person  used by or in relation to the Business (collectively, the “Intellectual Property”).  Except as set forth in Schedule 4.10, (i) no Person other than Seller has the right to use any of the Intellectual Property, Seller has all right, title and interest in and to all Intellectual Property, and the use by Seller of any of the Intellectual Property will not, to the Knowledge of Seller, cause conflict with the intellectual property rights of any third party, (ii) Seller has all licenses necessary to use the Intellectual Property of any Person, and each such license is assignable to the Company without the consent of any Person, and (iii) documentation for the continuance of registrations and applications for registration have been timely filed with the appropriate authorities for the patents, trademarks, trade names, service marks and copyrights as indicated in Schedule 4.10.  Except as set forth in Schedule 4.10, Seller has not received any written notice that (a) any operation or activity of Seller in connection with its ownership or operation of the Business infringes the intellectual property rights of third parties or requires payment to any third parties or otherwise infringes or interferes with any patent, trademark, trade name, service mark or copyright of any third party, (b) any of the Intellectual Property has been declared invalid by a judicial or administrative tribunal or is the subject of a pending or threatened  interference, opposition or cancellation proceeding or an action for declaration of invalidity, or is infringed by the activities of another, or (c) any third party has filed a patent, trademark or service mark, or copyright application for registration of any aspect of the Intellectual Property.

4.11 Leases and Contracts.

(a) Each contract to which Seller is a party (collectively, the “Contracts”), a list of which is set forth on Schedule 4.11, is in full force and effect; and each is valid, binding and enforceable against Seller in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally.

(b) Except as set forth in Schedule 4.11, no event or condition presently exists which constitutes a material default or breach, or, after notice or lapse of time or both, would constitute a material default or breach by Seller or, to the Knowledge of Seller, of any other party thereto, under any of the Contracts, and the Seller will not do any act or omit to do any act prior to Closing which would cause such a material default or breach.  Except as set forth in Schedule 4.11, there are no claims or offsets asserted in writing under any of the Contracts, and the Seller has not received any written notice that any such Contract is to be terminated or not renewed.

(c) Except as described in Schedule 4.11, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts.

(d) No purchase commitment by Seller is in excess of its ordinary business requirements.

(e) Except as set forth in Schedule 4.11, none of the Contracts contains any provision, agreement or covenant not to compete limiting the ability of the Company to operate the Business without restriction after the Closing Date or that prohibits the assignment of such Contract which is an Asset to the Company.

4.12 Licenses and Permits. Seller has all local, state and federal licenses, including permits, registrations, certificates, consents, accreditations and approvals (collectively, the “Licenses and Permits”) necessary to conduct the Business in the manner currently conducted and/or to receive payments from any Third Party Payor Programs for furnishing addiction treatment services and is in material compliance with all requirements applicable to such Licenses and Permits. A list of all Licenses and Permits is set forth on Schedule 4.12. Each of the Licenses and Permits is valid and in full effect. There is no material default by Seller under any of the Licenses and Permits, and no notices have been received by Seller with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any such License or Permit, nor is Seller aware of any facts that may reasonably lead to such a revocation, termination, suspension or limitation. Except as set forth on Schedule 4.12, all of the Licenses and Permits are assignable to the Company.

4.13 Insurance. Schedule 4.13 contains a complete and correct list of all policies of insurance presently maintained by Seller with respect to the Business, including, without limitation, errors and omissions coverage (setting forth the carrier, retrodate, whether a claims made or occurrence policy, deductible and limits).  All such policies are in full force and effect, all premiums due thereon have been paid, and no currently pending written notice of cancellation or termination has been received with respect to any such policy, and there is no default (which has not been cured) by Seller with respect to its obligations under any such policy.  Except as set forth in Schedule 4.13, Seller has not received since January 1, 2012, any written notice or other written communication from any insurance company declining to write insurance with respect to the Business, or canceling or materially amending any of the insurance policies of Seller or proposing to do so.

4.14 Labor Matters. Except to the extent set forth in Schedule 4.14, (a) there is no unfair labor practice charge, complaint or decision against Seller pending before or issued by the National Labor Relations Board or any other federal agency, authority or tribunal; (b) there is no labor strike, dispute, slowdown, lockout or stoppage pending or, to Seller’s Knowledge, threatened against or affecting Seller and Seller has not experienced any such labor controversy within the last five years; (c) Seller is not a party to any collective bargaining agreement or contract with any labor union and, to the Knowledge of Seller, no union representation question has been raised by the employees of Seller; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending; (e) no event has occurred, and Seller will not take any action prior to the Closing, which would require notification after the date hereof to employees under the Worker Adjustment and Retraining Act of 1988 and the regulations promulgated thereunder or which would require notification under any collective bargaining agreement or law; (f) there is no other controversy pending between Seller and any of its employees, including, without limitation, claims arising under any local, state or federal labor and employment laws; (g) Seller has no obligation to continue the employment of any employee or the funding of any employee benefits who or which is the subject or beneficiary of any collective bargaining agreement in the event of termination of any contract for the provision of goods or services in the geographic area related to such collective bargaining agreement; (h) except as set forth in the Contracts, Seller is not a party to any written employment or consulting contract or agreement with any Person nor are any such contracts or agreements presently being negotiated; (i) to the Knowledge of Seller, there are no campaigns being conducted to solicit cards from any employees or election petitions pending with respect to Seller to authorize representation by any labor organization; (j) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices; (k) Seller has complied with all provisions of applicable laws or regulations pertaining to the employment of employees and access to facilities, including without limitation, relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, and (l) to Seller’s knowledge, other than the employees listed on Schedule 4.14, no key employee intends to terminate employment with Seller or is otherwise likely to become unavailable to continue as a key employee, nor does Seller have a present intention to terminate the employment of any of the foregoing.

4.15 Employee Benefit Plans.

(a) Schedule 4.15 sets forth a true and complete list of each employee benefit plan within the meaning of Section 3(3) of ERISA and all other employee benefit plans, programs, policies, contracts or arrangements, whether or not subject to ERISA, for employees or former employees of Seller and any entity required to be aggregated with Seller pursuant to Section 414 of the Code (each, a “Commonly Controlled Entity”) as to which Seller is a party or obligated to contribute or has any actual or contingent liability (collectively, the “Employee Benefit Plans”).  Each Employee Benefit Plan has been maintained and operated in material compliance with all applicable laws and its terms.  Seller is not a party to an Employee Benefit Plan which is a defined benefit plan.

(b) Except as set forth in Schedule 4.15, there is no matter relating to any Employee Benefit Plan of Seller which is pending before the Internal Revenue Service, United States Department of Labor or Pension Benefit Guaranty Corporation.

4.16 Seller Litigation. Except as set forth in Schedule 4.16, there are no claims, demands, summons, hearings, subpoenas, inquiries, known investigations, mediation, actions, audits, suits, or proceedings of any nature, civil, criminal, regulatory, investigative or otherwise (collectively, “Legal Proceedings”), pending or, to the Knowledge of Seller, threatened, against Seller or the Business or with respect to any employee benefit plan, at law or in equity or before or by any Governmental Authority, nor any arbitration or mediation proceeding, in each case including, without limitation, any claims, investigations, audits or proceedings relating to environmental matters or Healthcare Laws.  Seller is not subject to any judgment, order, writ, injunction or decree of any court or governmental body with respect to or affecting, directly or indirectly, the Business.  To the Knowledge of Seller, there is no fact, circumstance, or claim which is reasonably likely to give rise to any Legal Proceeding.

4.17 Compliance with Laws. Except as set forth in Schedule 4.17, Seller is not, and, to Seller’s Knowledge, none of Seller’s officers, directors, employee or agents are, in violation of, nor have received any written notice claiming a violation of, any Healthcare Laws, or any other law, ordinance, statute, rule or regulation applicable to the Business or any of the property or assets of Seller.

4.18 Transactional Effect. The sale of the Assets by Seller pursuant to this Agreement will not result in any liability of the Company or Seller and will not result in any lien upon or claim any of the Assets in favor of creditors of Seller.

4.19 Sufficient Assets. Except as set forth in Schedule 4.19, Seller (and not any other Affiliate of Seller) has all of the non-monetary assets, tangible or intangible, necessary for the operation and conduct of the Business as substantially now being conducted, and all of such assets (other than any leasehold interests in realty) constitute the Assets.

4.20 Operation of the Business. Except as set forth in Schedule 4.20, the Business has been conducted only through Seller and not through any Affiliate of Seller.

4.21 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person other than the parties hereto and their counsel, and no broker or finder will have any valid claim against the Company or Parent due to any actions of Seller for any brokerage or finder’s commission.

4.22 Governmental Program Participation. Seller is not enrolled with and does not submit claims to any Governmental Program.

4.23 No Sanction or Exclusion. Except as set forth in Schedule 4.23, neither Seller nor, to Seller’s Knowledge, any employee or independent contractor of Seller (i) has been convicted of or charged with any violation of law related to any Third Party Payor Program or Governmental Programs; (ii) has been convicted of, charged with, or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Third Party Payor Program or Governmental Programs, or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

4.24 Corporate Integrity Agreements. Seller: (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or a Deferred Prosecution Agreement with the United States Department of Justice, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority or other entity, (iii) has not been the subject of any Governmental Authority or other Third Party Payor Program investigation conducted by any federal, state or local enforcement agency, (iv) has not been a defendant in any qui tam/False Claims Act litigation, (v) has not been served with or received any search warrant, subpoena, civil investigative demand, or other written correspondence by or from any Governmental Authority, including any federal, state or local enforcement agency, regarding any actual or alleged violation of any Healthcare Laws, and (vi) to the Knowledge of Seller, Seller has not committed any offense, taken any action, or omitted to take any action, which may be the basis for any of the foregoing.

4.25 Compliance Program. Seller maintains a compliance program that is in material compliance with applicable laws and applicable compliance program guidance and the required elements to an effective compliance program issued by the United States Department of Health and Human Services Office of Inspector General for an entity of Seller’s size and nature.

4.26 Data Privacy.

(a) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), Seller is and has been in compliance with all applicable laws in all relevant jurisdictions, Seller’s privacy policies and the requirements of any contract or codes of conduct to which Seller is a party.  Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.

(b) When acting as a Business Associate of a Covered Entity or Subcontractor of a Business Associate (such terms as defined by HIPAA), Seller has in effect agreements with each such Covered Entity and Business Associate that satisfy all of the requirements of HIPAA, such agreements permit Seller to operate its business as it is presently conducted, and Seller is not in breach of any such agreements. Seller has in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of Seller or any of its subsidiaries an agreement that satisfies all of the requirements of HIPAA and 42 CFR Part 2, and Seller is in compliance with all such agreements.  Seller has not received any complaint from any person or Governmental Authority regarding Seller’s or any of its agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, individually identifiable health-related information.  With regard to individually identifiable health information, there have not been any non-permitted uses or disclosures, security incidents, or breaches involving Seller or any of Seller’s agents, employees or contractors.

(c) Seller is and has been in compliance with all applicable laws relating to data loss, identity theft and breach notification, including, but not limited to, applicable laws related to reporting to individuals, customers, governmental or regulatory authorities, the media or credit reporting agencies.

4.27 Physician Relationships. Schedule 4.27 lists all financial relationships (whether or not memorialized in writing) that Seller has or has had, directly or indirectly, with any individual known by Seller to be a physician or an immediate family member of a physician in connection with Seller, including without limitation all medical director agreements.  For purposes of this Section 4.27, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

4.28 Claims and Reports. Seller has timely filed all claims and reports required to be filed by Seller related to the Business prior to the date hereof with respect to Third Party Payor Programs, all fiscal intermediaries and/or carriers, and other insurance carriers, and all such claims or reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable contractual requirements and laws governing reimbursement and payment claims, and the Seller has in its possession and control all records and documentation necessary or required to support all such claims and reports. True and complete copies (which may be delivered as digital copies) of all such reports and claims for the period beginning January 1, 2013, and ending on the date hereof, have been made available to Company. Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings, has not claimed or received reimbursements from any Third Party Payor Program in excess of the amounts permitted by contract or applicable law, and, to the Knowledge of Seller, has no liability under any Third Party Payor Program for any refund, overpayment, discount or adjustment other than refunds, overpayments, discounts and adjustments that arise in  the ordinary course of business consistent with the historical experience of the Centers. Except as set forth in Schedule 4.28, there are no pending appeals, overpayment determinations, adjustments challenges, audits, inquiries, litigation, or notices of intent to audit with respect to such prior reports and claims, and since January 1, 2010, neither Seller nor the Centers has been audited, surveyed or otherwise examined in connection with any Third Party Payor Program.  Except for reports that are not yet due, there are no reports required to be filed by Seller in order to be paid under any Third Party Payor Program for services rendered by the Centers.  Neither Seller nor any of its employees or contractors has presented or caused to be presented a claim for reimbursement to any third party payor that was (i) for an item or service that the claimant knew or should have known was not provided as claimed or (ii) for an item or service the claimant knew or should have known was not medically necessary.

4.29 Accounts Receivable. All outstanding Accounts Receivable as of the Closing will constitute a part of the Assets, represent and constitute bona fide indebtedness owing to Seller, arose and will arise from bona fide transactions in the ordinary course of business, and are current (except for normal claims and allowances which are consistent with past experience of the Seller), are not subject to any defenses, counterclaims or set-offs.  Seller has fully performed all obligations with respect to such accounts receivable that it was obligated to perform prior to the Closing Date.

4.30 Related Transactions. Except as set forth in Schedule 4.30 and except for compensation to employees of the Seller for services rendered, no director, officer, independent contractor or equity owner of Seller presently or during the last fiscal year: (A) is or has been a party to any material transaction with Seller or the Centers (including, but not limited to, any contract or other arrangement) providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, independent contractor or equity owner other than in its capacity as a director, officer, independent contractor or equity owner; or (B) is or has been a direct or indirect owner of any interest in any person or entity which is a present competitor, supplier or customer of either Seller or the Centers, nor does any such person receive income from any source which should properly accrue to the Centers or Seller.

4.31 Third Party Payor Programs Schedule 4.31 contains a complete and correct list of all Third Party Payor Programs under which Seller, directly or indirectly, is presently receiving payments with respect or related to the Business. True and correct copies of all agreements, including current compensation terms or fee schedule amounts, between Seller and any such Third Party Payor Program have been made available to the Company. Seller has no Knowledge of any notice of any action to terminate, withdraw or suspend Seller’s participation in any Third Party Payor Program. No action is required by Seller in order to be paid under any Third Party Payor Program for goods or services furnished prior to the Closing Date.  There has been no decision by Seller not to renew any Third Party Payor Programs.

4.32 Patient List. Company and the Parent have been provided with a correct and complete list of all current patients receiving goods or services from Seller in the Centers, identifying thereon the current insurance coverage status and all other relevant insurance information of each patient.  Seller has no Knowledge that any current patient of the Centers intends to terminate or otherwise adversely modify his or her relationship with the Seller or the Centers.

4.33 Inventory. The inventory of the Seller related to the Business consists of medical supplies and office supplies, all of which is merchantable and fit for the purpose for which it was acquired or manufactured, and none of such inventory is obsolete, damaged or defective.

4.34 Providers. Each person (including, without limitation, each physician or other medical or nursing professional) employed or engaged by the Seller to provide services on behalf of Seller has obtained and maintains all necessary licensure, registration, accreditation and/or certification to provide such services in compliance with all applicable Healthcare Laws and the requirements of the Third Party Payor Programs, as applicable.  Seller has verified that all employees, independent contractors and other suppliers, including physicians, nurses, social workers and therapists providing clinical services on behalf of Seller, have valid and current licenses, permits and credentials, and Seller has conducted criminal background checks on all employees.

4.35 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, the certificate to be delivered by Seller and any other ancillary agreement contemplated by this Agreement, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Seller or the Business or any of its respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Each of the Parent and the Company acknowledges and agrees that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the certificate to be delivered by Seller and any other ancillary agreement contemplated by this Agreement, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement, the certificate to be delivered by Seller and any other ancillary agreement contemplated by this Agreement.

Except as disclosed in the Schedules, RRM hereby represents and warrants to the Company and Parent as set forth in Sections 4.36 through 4.42 below.

4.36 Entity Organization. RRM is a for-profit limited liability company duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the full right, power and authority to own, lease and operate all of its properties and assets to carry out its business as presently conducted.  RRM is duly qualified as a foreign limited liability company, and is in good standing, in each jurisdiction where the character of its properties or assets or the nature of its business makes such qualification necessary, except where failure to be so qualified or in good standing would not be material to RRM.  Except as set forth on Schedule 4.1, RRM has no subsidiaries, and there are no corporations, joint ventures, partnerships or other entities or arrangements in which RRM directly or indirectly owns any capital stock or other equity interest that have any effect on the Centers or the Business or the rights of RRM to transfer the Assets.

4.37 Authority. RRM has all requisite right, power and authority to execute, deliver and perform this Agreement and each other instrument, agreement or certificate contemplated by this Agreement to be executed by RRM in connection with the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by RRM has been duly and validly authorized and approved by all necessary governing action. This Agreement has been duly and validly executed and delivered by RRM and constitutes the legal, valid and binding obligation of RRM, enforceable against RRM in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or as may be modified by a court of equity in an action for specific performance.

4.38 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by RRM will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to RRM, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Seller, (ii) violate the organizational documents of RRM, (iii) require any consent under or constitute a default under any material agreement (including any Contract), indenture, mortgage, deed of trust, lease, license, permit or other instrument to which RRM is a party or by which it or its properties or assets is bound, or any license, permit or certificate held by it, (iv) require any consent or approval by, notice to or registration with any Governmental Authority or (v) result in the creation of any lien, claim, encumbrance or charge upon any of the property or assets of RRM.

4.39 Indebtedness. Except as set forth in Schedule 4.39, there exists no indebtedness of RRM related to the Real Property.

4.40 Real Property.

(a) RRM owns good and marketable title to the Real Property, free and clear of any Encumbrances of any kind, other than Permitted Encumbrances.  True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any real estate encumbrance have been delivered to the Company. RRM warrants that, at the time of the Closing, the Real Property shall be free and clear of all real estate encumbrances other than those identified on Schedule 4.40 as acceptable to the Company.

(b) There are no Persons (other than Seller) in possession of any portion of the Real Property.  There are no pending or, to RRM’s Knowledge, threatened legal proceedings or administrative actions of any kind or character regarding or relating to the Real Property or RRM’s interest therein.  RRM has not received any written notice from any city, county, state, federal or other applicable

Governmental Authority of any violation of any law, statute, ordinance, regulation or administrative or judicial order or holding with respect to or regarding the Real Property, which violation has not been satisfactorily corrected.  There is no condemnation or proceeding pending or, to the Knowledge of RRM, threatened against the Real Property or any improvement thereon.

(c) Except as set forth on Schedule 4.40(c), no Hazardous Substances have been generated, stored, released, treated or disposed of by RRM on, under, to, from or about the Real Property in violation of any Environmental Laws.  RRM has not received any written notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor is RRM aware of any circumstances that could give rise to any notice, demand or claim, concerning any Hazardous Substance release, discharge or seepage.

4.41 Transactional Effect. The sale of the Real Property by RRM pursuant to this Agreement will not result in any liability of the Company and will not result in any lien upon or claim on the Real Property in favor of creditors of RRM.

4.42 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 4.36 through Section 4.40 of this Agreement, RRM makes no representation or warranty, express or implied, at law or in equity, in respect of the Real Property or RRM or any of its respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Each of the Parent and the Company acknowledges and agrees that RRM has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4.36 through Section 4.40 of this Agreement, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4.36 through Section 4.40 of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE PARENT

Each of the Parent and the Company hereby represents and warrants to Seller as follows:

5.1 Entity Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Each of Parent and the Company has the full right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently contemplated to be conducted.

5.2 Authority. Each of the Parent and the Company has all requisite right, power and authority to execute, deliver and perform this Agreement and all other agreements necessary to effectuate the provisions of this Agreement. The execution, delivery and performance of this Agreement by each of the Parent and the Company have been duly and validly authorized and approved by all necessary governing action. This Agreement has been duly and validly executed and delivered by each of the Parent and the Company and constitutes the legal, valid and binding obligation of each of the Parent and the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or as may be modified by a court of equity in an action for specific performance.

5.3 Consents and Approvals; No Violations. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement by each of the Parent and the Company will not (with or without the giving of notice or the passage of time, or both), (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to each of the Parent and the Company, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to each of the Parent and the Company, (ii) violate the organizational documents of each of the Parent and the Company, as applicable (iii) require any consent under or constitute a default under any agreement, indenture, mortgage, deed of trust, lease, license, permit or other instrument to which each of the Parent and the Company is a party or by which it or any of its properties or assets is bound, or any license, permit or certificate held by it, (iv) require any consent or approval by, notice to or registration with any governmental authority or (v) result in the creation of any lien, claim, encumbrance or charge upon any property or assets of each of the Parent and the Company.

5.4 Company and Parent Litigation. Neither the Parent nor the Company is engaged in, nor is there pending or, to the Parent’s or the Company’s Knowledge, threatened, any material action, dispute, claim, litigation, arbitration, investigation or other proceeding at law or in equity or before any governmental or other administrative agency against or involving the Parent or the Company or which could materially affect the Parent’s or the Company’s ability to perform any of its payment or other obligations hereunder or the transactions contemplated by this Agreement.

5.5 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person other than the parties hereto and their counsel, and no broker or finder will have any valid claim against the Seller due to any actions of Parent or the Company for any brokerage or finder’s commission.

ARTICLE VI

FURTHER COVENANTS AND AGREEMENTS

6.1 Covenants of the Seller Pending the Closing. The Seller covenants and agrees that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by Parent, the Seller shall:

(a) Conduct the Business solely in the ordinary course and consistent with the past practices of Seller;

(b) Pay accounts payable and other obligations of Seller or the Business when they become due and payable in the ordinary course of business consistent with the past practices of Seller;

(c) Promptly notify Parent (i) of any lawsuits, claims, administrative actions or other Legal Proceedings asserted, commenced or threatened against Seller or its employees, directors or officers, involving or affecting in any way, the Business or any of the assets of the Business and (ii) of any facts or circumstances which come to its attention and which cause, or through the passage of time may cause, any of the representations and warranties set forth in Article IV to be untrue, incomplete or misleading at any time from the date of this Agreement to the Closing;

(d) Continue to maintain and service the physical assets used by Seller in the conduct of the Business consistent with its past practices;

(e) Use its reasonable efforts to keep available the services of Seller’s present employees and agents working for or with respect to the Business and to maintain the relations and goodwill with the patients, clients and suppliers and any others having business relations with Seller in connection with the Business;

(f) Use its commercially reasonable efforts (i) to cause all of the conditions to the obligations of Parent and the Company under this Agreement to be satisfied on or prior to the Closing Date and (ii) to obtain, prior to the Closing, all consents of all third parties and governmental authorities set forth in Schedule 4.3. All such consents will be in writing and executed counterparts thereof will be delivered to Parent and the Company at or prior to the Closing;

(g) Provide Parent’s officers, employees, counsel, accountants and other representatives with full access to, during normal business hours, all of the books and records of Seller related to the Business, make available to representatives of Parent knowledgeable employees of Seller for reasonable periods of time to answer inquiries of such representatives with respect to Parent’s investigation of the Business and permit such representatives of Parent to consult with the accountants and counsel of the Seller; provided that no such activities shall unreasonably interfere with the operation of the Business;

(h) At the Closing, provide Company and the Parent with a correct and complete list of all current patients receiving goods or services from the Seller in the Centers, identifying thereon the current insurance coverage status and all other relevant insurance information of each patient; and

(i) At all times prior to the Closing, promptly notify the Parent in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Article VIII to be satisfied, promptly upon becoming aware of the same.

6.2 Covenants of Parent and the Company Pending the Closing. The Parent and the Company covenant and agree that, pending the Closing and except as otherwise agreed to in writing by the Seller, each of the Parent and the Company shall use its commercially reasonable efforts to cause all of the conditions to the obligations of the Seller under this Agreement to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities set forth on Schedule 5.3. All such consents will be in writing and executed counterparts thereof will be delivered to the Seller at or prior to the Closing.

6.3 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions, to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law.  Each of the parties hereto will furnish to the other party (at such requesting party’s sole expense) such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

6.4 Effective Time of Closing and Transfer. The Closing shall be effective for all purposes as of the close of business on the Closing Date.

6.5 Announcements. Except as expressly contemplated by this Agreement or as set forth in this Section 6.5, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law.

6.6 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby.

6.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby.

6.8 Cooperation and Patient Records.

(a) Seller agrees to fully and promptly cooperate with the Company in the transition of the clinical operations of the Business, and to ensure that there is no interruption in patient service, billings and collections, licensure, credentialing or any other transitional matter.  Seller further agrees that as part of such transition, Seller will, at closing, transfer ownership of the Patient Records (to the extent transferable under applicable law) to a professional corporation to be managed by the Company, which is an affiliate of the Company, or to the Company or another subsidiary or affiliate of the Company, as designated by the Company.  Such professional corporation, the Company or another applicable affiliate or subsidiary of the Company, shall maintain the Patient Records and provide copies of the Patient Records to patients who are the subject of such patient records and their authorized representatives upon written request and receipt of appropriate documentation verifying the requesting individual’s identity or, if applicable, representative’s identity and authority, consistent with HIPAA.

(b) In the event the Seller is required to defend any action, suit or proceeding arising out of a claim pertaining to the Business which involves actions or events occurring prior to the Closing Date, the Company shall provide reasonable assistance and cooperation to the Seller, including witnesses and documentary or other evidence, as may reasonably be requested by the Seller in connection with its defense.  The Seller shall reimburse the Company for its reasonable out‑of‑pocket expenses (including attorneys’ fees and expenses) incurred in providing such assistance and cooperation.

(c) In the event the Company is required to defend against any action, suit or proceeding arising out of a claim pertaining to the Business which involves actions or events occurring after the Closing Date, the Seller shall provide reasonable assistance and cooperation to the Company, including witnesses and documentary or other evidence, as may reasonably be requested by the Company in connection with its defense. The Company shall reimburse the Seller for its reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred in providing such assistance.

(d) Until the final adjudication or settlement of any dispute or investigation involving Taxes arising out the Business or the operations or affairs of Seller prior to the Closing Date, Seller shall retain all tax books and records of Seller relating to the Business or to the operations and affairs of Seller before the Closing Date, but in any event until final closing or remedy is reached with respect to any such tax year.

6.9 [Section intentionally omitted.]

6.10 Certain Tax Matters. Seller shall be responsible for and shall indemnify and hold the Company and the Parent harmless from and against any liability for federal and state income or other tax liability attributable to the operation of the Business (including, without limitation, interest and penalties imposed thereon as well as reasonable legal, accounting and other expenses) sustained by the Company or the Parent (or any Affiliate thereof) to the extent that such liability relates to any tax period ending prior to or on the Closing Date.

6.11 Extraordinary Compensation. In the event that, as a result of the consummation of the transactions contemplated hereunder, any employee, officer or director of Seller shall be entitled to any severance, bonus or other extraordinary payment (including under any Employee Benefit Plan), such payment shall be made by Seller, and neither the Company nor Parent shall have any liability therefor.

6.12 Noncompetition; Nonsolicitation Covenant.

(a) In consideration of the transactions pursuant to this Agreement, the Seller and all Affiliates of Seller hereby agree that the Seller and any Affiliate of the Seller, for five (5) years following the Closing Date, will not in any manner, directly or indirectly, by itself or in conjunction with any other person, establish, perform services for or own any financial, beneficial or other interest in any entity that conducts activities that are competitive with those of the Business of the Company, in the geographic area within a fifty (50) mile radius of the Centers. For purposes of this Section 6.12(a), the term “Business of the Company” shall mean owning, managing, operating or leasing space to an addiction treatment center, unit or facility.

(b) Seller and each of Seller’s Affiliates shall not, for five (5) years following the Closing, directly or indirectly take any action that may (i) induce any patient or customer of the Centers or of Company or Company’s Affiliates (either individually or in the aggregate) to patronize any competing addiction treatment facility; (ii) request or advise any patient or customer of the Centers or of Company or Company’s Affiliates to withdraw, curtail or cancel such person’s business with the Centers or Company or Company’s Affiliates as applicable; (iii) solicit, induce or encourage any physician affiliated with Company or a Company Affiliate or other person affiliated or employed by Company or a Company Affiliate to curtail or terminate such person’s affiliation or employment; or (iv) disclose to any other person, firm or corporation the names or addresses of any customer or patient of the Business, either individually or collectively.

(c) Seller and each of Seller’s Affiliates shall not, for five (5) years following the Closing, directly or indirectly solicit or hire any employee, officer, director, independent contractor, consultant, advisor, or agent of the Company or any Company Affiliate to provide services related to the Business for any other Person, or solicit any employee, officer, director, independent contractor, consultant, advisor or agent to curtail or terminate his or her employment with the Company or any of the Company’s Affiliate.

(d) If a court of competent jurisdiction shall hold that the duration and/or scope (geographic or otherwise) of the covenants contained in this Section 6.12 are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 6.12, and as so modified, this Section 6.12 shall be as fully enforceable as if set forth herein by the parties in the modified form.

6.13 Maintenance of Insurance. The Seller shall, at its expense, obtain prior acts liability insurance coverage for those liability policies that are claims made versus occurrence policies insuring the operation of the Centers prior to the Closing Date in such amounts as were listed on its policies of liability insurance immediately prior to the Closing Date. The Seller shall provide the Company and the Parent with written evidence of liability insurance coverage as requested.  The Company shall reimburse Seller for such prior acts coverage under the Seller’s existing policies in an amount not to exceed $75,000.  The occurrence liability policies shall be cancelled as of 5 p.m. on the Closing Date.

6.14 Seller Employees and Employee Benefit Plans.

(a) Transferred Employees. Prior to the Closing, the Parent shall make good faith offers of employment effective of the Closing to all employees of Seller. The term “Transferred Employees” shall mean the employees of Seller set forth on Schedule 6.14(a) who shall have accepted such offers of employment made by the Parent.

(b) Service Credit. From and after the Closing, the Parent shall cause all Transferred Employees to be granted credit for prior accrued paid time off and/or sick leave in such amounts set forth by the Transferred Employee on Schedule 6.14(b).

(c) Employment of Transferred Employees. The Parent hereby agrees to employ on the Closing Date all Transferred Employees in accordance with such terms and conditions as have been offered by the Parent; provided, however, that all “at-will” employees shall continue as such, and nothing in this Agreement shall limit the Parent’s right to terminate any Transferred Employee at any time or alter any terms or conditions of employment.

6.15 Change of Name. On the Closing Date or within three Business Days thereafter, Seller shall file with the Secretary of State of Mississippi (or other requisite authority) such documentation as shall be legally required or sufficient to abandon or relinquish all rights to the names “The Oxford Centre, Inc.” and shall immediately cease to use the name “Oxford Centre” or any other name using or incorporating the words “Oxford Centre”.

6.16 Engagement of BDO USA, LLP. In connection with the transactions contemplated by this Agreement, Seller agrees to engage BDO USA, LLP to conduct an audit of its financial operations in the ordinary course of business.  Notwithstanding the foregoing, the Company agrees that it will be responsible for any professional fees and expenses of BDO USA, LLP in excess of $50,000 pursuant to such engagement.

6.17 Current Evidence of Title. As soon as is reasonably possible, and in no event later than ten (10) Business Days after the date of this Agreement, RRM shall furnish to the Company, at RRM’s expense, for the Real Property from (the “Title Insurer”):

(i) title commitments issued by the Title Insurer to insure title to all land, improvements, insurable appurtenances, if any, in the amount of that portion of the Purchase Price allocated to the Real Property, as specified in Section 3.1, covering the Real Property, naming the Company as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 2006 form owner’s policy of title insurance (each a “Title Commitment”); and

(ii) complete and legible copies of all recorded and unrecorded documents listed as matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as exceptions thereunder (the “Recorded Documents”); and

(a) Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by RRM on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by the Company).

(b) If any of the following shall occur (collectively, a “Title Objection”):

(i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than RRM has title to the insured estate covered by the Title Commitment;

(ii) any title exception is disclosed in any Title Commitment that is not one of the Permitted Encumbrances or one that the Company objects to hereunder, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an assumed liability and (B) any exceptions that the Company reasonably believes could materially and adversely affect the Company’s use and enjoyment of the Real Property described therein; or

(iii) any Survey obtained at the Company’s expense discloses any matter that the Company reasonably believes could materially and adversely affect the Company’s use and enjoyment of the Real Property described therein;

then the Company shall notify RRM in writing (“Company’s Notice”) of such matters within ten (10) Business Days after receiving all of the Title Commitment, Survey, and copies of Recorded Documents for the Real Property.

In the event that the Title Insurer amends or updates a Title Commitment after the Company’s delivery of Company’s Notice to RRM (each, a “Title Commitment Update”), the Company shall furnish RRM with a written statement of Title Objections to any matter first raised in a Title Commitment Update within ten (10) days after its receipt of such Title Commitment Update.  After the date of this Agreement, RRM shall not execute any deed, easement, agreement, restriction, commitment, covenant or otherwise create, place, grant, convey, allow, modify, alter or change any matter or agreement affecting title of the Seller Properties, unless Seller obtains the prior written consent of the Purchaser. If any new title exceptions to the Title Commitments (“New Defects”) arise during the period between the date of this Agreement and the Closing Date, RRM shall immediately notify the Purchaser of such New Defects in writing and provide any and all documentation related thereto. Parent and/or the Company may notify RRM in writing of any objections to the New Defects within ten (10) days of receipt of notice of the New Defects and documentation relating thereto (“New Defects Objection”).

(c) RRM shall use its best efforts to cure each Title Objection and New Defects Objection and take all steps required by the Title Insurer to eliminate each Title Objection and New Defects Objection as an exception to the Title Commitment. Any title exception, New Defect (so long as the Company has been notified of the same) or matters disclosed by the Survey not objected to by the Company in the manner aforesaid shall be deemed to be acceptable to the Company.  If RRM is unable to cure the Title Objection and so provides written notice to the Company within ten (10) days of receipt of the Company’s Notice, the Company shall have the right to either waive the Title Objection and proceed to Closing, or to terminate this Agreement.  In the event RRM does not provide written notice to the Company within ten (10) days of receipt of the Company’s Notice of those Title Objections that it is unable to cure, then RRM shall be deemed to have agreed to cure such Title Objections. All matters indicated on any title commitment obtained by RRM to which Parent and/or the Company does not object in writing shall be deemed “Permitted Encumbrances”.

(d) Nothing herein waives the Company’s right to claim a breach of Section 4.8 or to claim a right to indemnification as provided in Article XI if the Company suffers damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

6.18 Professional Service Agreements. Prior to Closing, Seller shall use its reasonable best efforts to obtain and deliver to the Company a professional services agreement substantially in the form attached as Exhibit E hereto, duly executed by each physician currently providing services on behalf of Seller.

6.19 Bank Accounts. Seller covenants and agrees to provide the Company with online access to the bank accounts of Seller to assist in the transition of the Business.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written agreement executed by the Seller and Parent;

(b) By the Seller or Parent at any time after the earlier of (i) November 2, 2015 or (ii) five (5) Business Days from the date all licenses and permits required to be issued to the Company in order to operate the Business are issued by any applicable Governmental Authority, if the Closing shall not have occurred and the party seeking termination has not materially breached or defaulted under this Agreement;

(c) By the Seller or Parent, if any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By the Parent, if there has been a material violation or breach by the Seller or RRM of any covenant, agreement, representation or warranty contained in this Agreement which (i) singularly or in the aggregate, shall or would reasonably be expected to result in a Material Adverse Change on the Business and which is not curable by the Seller or RRM prior to Closing or has rendered the satisfaction of any condition to the obligations of the Parent or the Company impossible and (ii) in any of such events, has not been waived in writing by Parent; or

(e) By the Seller, if there has been a material violation or breach by Parent or the Company of any covenant, agreement, representation or warranty contained in this Agreement which (i) is not curable by the Company or Parent prior to Closing or has rendered the satisfaction of any condition to the obligations of the Seller impossible and (ii) in either event, has not been waived in writing by the Seller.

7.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice shall forthwith be given to the other parties and this Agreement (other than Section 6.6 and as provided in paragraph (b) below) shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties.  If this Agreement is terminated as provided herein:

(a) Any termination pursuant to subparagraph (b), (d) or (e) of Section 7.1 shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise; and

(b) All filings, applications and other submissions made pursuant to Section 6.3 or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

ARTICLE VIII

CONDITIONS TO COMPANY’S AND PARENT’S OBLIGATIONS

Each and every obligation of the Company and Parent to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

8.1 Seller’s and RRM’s Closing Deliveries. The Seller or RRM, as applicable, shall have delivered, or caused to be delivered, to the Company at the Closing each of the following (in each case duly executed by the persons or entities whose signatures are required thereon):

(a) a bill of sale substantially in the form attached as Exhibit C hereto, duly executed by a duly appointed officer of the Seller;

(b) an assignment and assumption agreement substantially in the form attached as Exhibit D hereto, duly executed by a duly appointed officer of the Seller;

(c) consents of all Persons whose consent or approval is set forth in Schedule 4.3;

(d) with respect to Seller, a certificate of good standing issued by the Secretary of State of Mississippi and each other jurisdiction in which the Seller is qualified to do business, each dated within two days prior to the Closing Date;

(e) the certificates referenced in Sections 8.2 and 8.3 hereof;

(f) resolutions adopted by the Board of Directors of Seller in form and substance satisfactory to Parent approving the execution, delivery and performance of this Agreement and the consummation of the transactions, certified by the Secretary of Seller;

(g) evidence reasonably acceptable to Parent of the payment of all outstanding indebtedness on the Assets;

(h) evidence reasonably acceptable to Parent of the release and termination of all Encumbrances on the Assets other than Permitted Encumbrances, including termination statements with respect to the UCC financing statements listed on Schedule 8.1(h);

(i) an employment agreement in a form to be mutually agreed to by Mr. Billy Young and Parent, duly executed by Mr. Young (the “Young Employment Agreement”);

(j) an employment agreement in a form to be mutually agreed to by Mr. Tom Fowlkes and Parent, duly executed by Mr. Fowlkes (the “Fowlkes Employment Agreement”);

(k) lease agreements providing for monthly rent of $2,500 each, in a form to be reasonably acceptable to the Company and Parent (the “Sober Living Lease Agreements”), pursuant to which Parent and its Affiliates have the right to occupy and use the two sober living houses currently used by Seller, each duly executed by RRM;

(l) a recordable warranty deed for the Real Property in a form to be mutually agreed to by RRM and the Company, duly executed by RRM; and,

(m) an assignment and assumption of leases in a form to be mutually agreed to by Seller and the Company for the three outpatient facilities currently used by Seller, each duly executed by Seller (the “Assignment and Assumption of Leases”).

8.2 Representations and Warranties True. The representations and warranties of the Seller and RRM contained in this Agreement shall have been complete and correct on the date hereof, and shall be complete and correct in all material respects on the Closing Date with the same effect as though such representations were made as of such date except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified time or date, except that any such representation or warranty that by its terms is subject to a “materiality” or “Material Adverse Change” qualification shall be true and correct in all respects (as so qualified) as of the Closing Date or such specified date.  The Seller and RRM shall have delivered to the Parent and the Company on the Closing Date a certificate, dated the Closing Date, to such effect.

8.3 Performance. The Seller and RRM shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, and the Seller and RRM shall have delivered to the Parent and the Company on the Closing Date a certificate, dated the Closing Date, to such effect.

8.4 No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

8.5 Consents and Approvals. All consents, approvals, notices and filings set forth in Schedule 4.3 shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

8.6 Title Insurance and Surveys. The Company shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 6.16, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to the Company with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 6.16, attaching all endorsements required by the Company in order to ensure provision of all coverage required pursuant to Section 6.16 and otherwise in form satisfactory to the Company insuring the Company’s interest in each parcel of the Real Property or interest therein to the extent required by Section 6.16. The Company shall have received surveys on all of the Real Property satisfactory to it in its reasonable discretion.

8.7 Adjusted EBITDA Minimum. The minimum facility operations Adjusted EBITDA for the Seller shall be at least $5,000,000 for the trailing twelve months prior to Closing.

8.8 No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Change.

8.9 Certain Contingencies. Parent and the Company shall have obtained the following:

(a) the consents of all lenders of the Parent necessary to approve and effectuate the transactions contemplated by this Agreement; and

(b) the Company shall have applied for or obtained all licenses and governmental approvals necessary to operate the Centers following the Closing.

ARTICLE IX

CONDITIONS TO SELLER’S AND RRM’S OBLIGATIONS

Each and every obligation of the Seller and RRM to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

9.1 Delivery of Cash Consideration. The Company shall have delivered the Cash Consideration to the Seller and RRM.

9.2 Delivery of Closing Escrow Amount. The Company shall have delivered the Closing Escrow Amount to the Escrow Agent.

9.3 Company’s and Parent’s Closing Deliveries. The Parent and the Company shall deliver to the Seller at the Closing each of the following:

(a) the assignment and assumption agreement, duly executed by a duly appointed officer of the Company;

(b) consents of all Persons, if any, whose consent or approval is required to be set forth in Schedule 5.3;

(c) with respect to the Company, a certificate of good standing issued by the Secretary of State of Delaware, dated within two days prior to the Closing Date;

(d) with respect to the Parent, a certificate of good standing issued by the Secretary of State of Nevada, dated within two days prior to the Closing Date;

(e) the Young Employment Agreement, duly executed by an appointed officer of the Parent;

(f) the Fowlkes Employment Agreement, duly executed by an appointed officer of the Parent;

(g) the Sober Living Lease Agreements, duly executed by an appointed officer of the Company;

(h) the Assignment and Assumption of Leases, duly executed by an appointed officer of the Company;

(i) certified copies of the resolutions of the Board of Directors of Parent and the Company authorizing the execution, delivery and performance of this Agreement and all related agreements and certificates and authorizing the performance of Parent’s and the Company’s obligations thereunder; and

(j) the certificates referenced in Sections 9.5 and 9.6 hereof.

9.4 Representations and Warranties True. The representations and warranties of the Company and the Parent contained in this Agreement shall have been complete and correct on the date hereof in all respects and shall be complete and correct on the Closing Date in all respects, with the same effect as though such representations were made as of such date except for representations and warranties made as of a specified date, and the Company and the Parent shall have delivered to the Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.

9.5 Performance. Each of the Parent and the Company shall have, in all respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, and the Parent and the Company shall have delivered to the Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.

9.6 Consents and Approvals. All consents, approvals, notices and filings set forth in Schedule 5.3 shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

9.7 No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

ARTICLE X

INDEMNIFICATION

10.1 Company Claims.

(a) Subject to the limitations contained in this Article X, Seller shall indemnify and hold harmless the Company, Parent, their respective successors and assigns, and each of their affiliates, officers, directors, managers and employees (collectively the “Company Indemnitee”) against, and in respect of, any and all damages, fines, claims, deficiencies, losses, liabilities, and expenses (including out of pocket expenses, reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, “Company Losses”) resulting after the Closing Date from (i) any failure by the Seller to fulfill any obligation set forth herein that it is required to perform after Closing, (ii) any breach (which shall be determined in accordance with the last sentence of Section 10.8 hereof) of any of the representations and warranties set forth in this Agreement, (iii) any Excluded Liabilities, (iv) any Excluded Assets, or (v) any actual or alleged violation by Seller prior to the Closing of any federal, state or local laws affecting or regulating the delivery, billing or payment for health care services, including, without limitation, 42 U.S.C. §1320a-7b, 42 U.S.C. §1395nn or 31 U.S.C. §3729-3733 (or other federal or state laws related to false claims) and the regulations promulgated under such laws, regardless of whether any such matter (A) represents a failure of any representation or warranty contained in this Agreement to be true and correct when made or deemed made or (B) represents a breach of any warranty, covenant or agreement of Seller contained in this Agreement; and (collectively items (i), (ii), (iii), (iv) and (v) are hereinafter referred to as the “Company Claims”).

(b) The indemnification obligations of the Seller pursuant to Section 10.1(a)(ii) shall expire and terminate on the date two years following the Closing Date, unless a Company Indemnitee shall have provided notice of a Company Claim to the Seller in accordance with Section 10.2.  If a Company Indemnitee provides such notice prior to the date two years following the Closing Date, the indemnification obligations under Section 10.1(a)(ii) shall continue as to the Company Claim identified in the notice(s) until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

10.2 Assertion of Company Claims. Any Company Claim shall be asserted by written notice given by a Company Indemnitee to the indemnifying parties promptly after a Company Indemnitee has become aware of the Company Claim.  The notice shall state the amount or the estimated amount of the Company Claim to the extent then feasible, but the estimate shall not be conclusive of the final amount of such Company Claim.  With respect to any claim under Section 10.1 relating to a third party claim or demand, Company Indemnitee shall provide the Seller with prompt written notice thereof in accordance with Section 11.4 and the indemnifying Seller may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Company Indemnitee, any such claim or demand, and Company Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the Seller is defending in good faith any such third party claim, Company Indemnitee shall not settle or compromise such third party claim.  In any event, Company Indemnitee shall cooperate in the settlement or compromise of, or defense against, any such asserted claim. If the Seller elects or is deemed to have elected not to assume the defense of any Company Claim, the Company Indemnitee shall have the right to defend, compromise and settle the Company Claim subject to the prior consent of the Seller, which consent shall not be unreasonably withheld or unduly delayed. The Company Indemnitee shall or shall direct in writing its counsel to deliver to the Seller copies of all correspondence and matters relating to such Company Claim. If the Company Claim involves or could result in claims against, or potential liability of, the Seller the extent or nature of which were not known by the Seller as of the date the Seller elected or is deemed to have elected not to take over the defense of such claim or demand, the Seller shall, by written notice to the Company Indemnitee, be entitled to take over the defense of such claim or demand at the Seller’s expense.  With respect to any claim under Section 10.1 that does not relate to a third party claim or demand, the Company Indemnitee shall provide the Seller with prompt written notice thereof in accordance with Section 11.4.  If Seller notifies the Company Indemnitee that it does not dispute the claim described in such notice or fails to notify the Company Indemnitee within thirty (30) days after delivery of such notice by the Company Indemnitee whether Seller disputes the claim described in such notice, the Company Loss in the amount specified in the notice shall be conclusively deemed a liability of Seller and, subject to the Basket and the Cap, if applicable, an amount equal to such Company Loss shall be paid from the Escrow Amount by the Escrow Agent within ten (10) days of the date such amount is determined.  If Seller has timely disputed its liability with respect to such claim, Seller and the Company Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such parties within thirty (30) days after the delivery of such notice, such dispute shall be resolved in binding arbitration subject to Section 11.12.  Upon conclusive determination of Seller’s liability for such Company Losses pursuant to this Article X (whether such determination is made pursuant to the procedures set forth in this Section, by agreement between Seller and the Company Indemnitee, by final adjudication or otherwise) and subject to the Basket and the Cap, if applicable, an amount equal to such Company Losses shall be paid from the Escrow Amount by the Escrow Agent within ten (10) days of the date such amount is determined.

10.3 Seller Claims. Subject to the limitations contained in this Article X, the Company or the Parent, as applicable, shall indemnify and hold harmless the Seller and its successors and assigns and each of their officers, directors, managers and employees (collectively, the “Seller Indemnitee”) against, and in respect of, any and all damages, fines, claims, deficiencies, losses, liabilities, and expenses (including out-of-pocket expenses, reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, “Seller Losses”) resulting after the Closing Date from: (a) any breach or violation by the Company or the Parent of any covenant set forth herein or any failure to fulfill any obligation set forth herein, (b) any breach of any of the representations and warranties made in this Agreement by the Company or the Parent, or (c) any Assumed Liabilities (collectively items (a), (b) and (c) are hereinafter referred to as the “Seller Claims”). The indemnification obligations of the Company and the Parent pursuant to item (b) of this Section 10.3 shall expire and terminate on the date two years following the Closing Date, unless the Seller shall have provided written notice of a claim to the Company or the Parent, as applicable, prior to or on such date.  If the Seller provides such notice prior to the date two years following the Closing Date, the indemnification obligations under item (b) of this Section 10.3 shall continue until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

10.4 Assertion of Seller Claims. Any Seller Claim shall be asserted by written notice given by a Seller Indemnitee to the Company and the Parent promptly after the Seller Indemnitee has become aware of the Seller Claim.  The notice shall state the amount or the estimated amount of the Seller Claim to the extent then feasible, but the estimate shall not be conclusive of the final amount of such Seller Claim. With respect to any claim under Section 10.3 relating to a third party claim or demand, the Seller Indemnitee shall provide the Company and the Parent with prompt written notice thereof in accordance with Section 11.4 and the Company or the Parent may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to the Seller Indemnitee, any such claim or demand, and the Seller Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim.  So long as the Company or the Parent is defending in good faith any such third party claim, the Seller Indemnitee shall not settle or compromise such third party claim. In any event, the Seller Indemnitee shall cooperate in the settlement or compromise of, or defense against, any such asserted claim.  If the Company or the Parent elects or is deemed to have elected not to assume the defense of any Seller Claim, the Seller Indemnitee shall have the right to defend, compromise and settle the Seller Claim subject to the prior consent of the Company and the Parent, which consent shall not be unreasonably withheld or unduly delayed. The Seller Indemnitee shall or shall direct in writing its counsel to deliver to the Company and the Parent copies of all correspondence and matters relating to such Seller Claim.  If the Seller Claim involves or could result in claims against, or potential liability of, Company or the Parent the extent or nature of which were not known by Company or the Parent as of the date Company or the Parent elected or is deemed to have elected not to take over the defense of such claim or demand, Company or the Parent shall, by written notice to the Seller Indemnitee, be entitled to take over the defense of such claim or demand at Company’s or the Parent’s expense.  With respect to any claim under Section 10.3 that does not relate to a third party claim or demand, the Seller Indemnitee shall provide the Company and Parent with prompt written notice thereof in accordance with Section 11.4.  If the Company or Parent notifies the Seller Indemnitee that it does not dispute the claim described in such notice or fails to notify the Seller Indemnitee within thirty (30) days after delivery of such notice by the Seller Indemnitee whether the Company or Parent disputes the claim described in such notice, the Seller Loss in the amount specified in the notice shall be conclusively deemed a liability of the Company and Parent and, subject to the Basket and the Cap, if applicable, an amount equal to such Seller Loss shall be paid by the Company or Parent within ten (10) days of the date such amount is determined.  If the Company or Parent has timely disputed its liability with respect to such claim, the Company or Parent and the Seller Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such parties within thirty (30) days after the delivery of such notice, such dispute shall be resolved in binding arbitration subject to Section 11.12.  Upon conclusive determination of the Company’s or Parent’s liability for such Seller Losses pursuant to this Article X (whether such determination is made pursuant to the procedures set forth in this Section, by agreement between the Company or Parent and the Seller Indemnitee, by final adjudication or otherwise) and subject to the Basket and the Cap, if applicable, an amount equal to such Seller Losses shall be paid by the Company or Parent within ten (10) days of the date such amount is determined.

10.5 Limitations on Indemnification by Seller. Notwithstanding anything contained herein to the contrary, the obligations of the Seller to indemnify the Company Indemnitees pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii), as the case may be, is subject to the following limitations and qualifications:

(a) The Seller will have no indemnification liability (i) under Section 10.1(a)(ii) until the total amount of Company Losses incurred by the Company Indemnitees with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000.00) (the “Basket”), in which case the Seller shall only be obligated to indemnify the Company Indemnitees for the aggregate amount of all such Company Losses in excess of the Basket; and (ii) for any liability related to Accounts Receivable assumed by the Company until the total amount of Company Losses incurred by the Company Indemnitees with respect to such Accounts Receivable exceeds Twenty-Five Thousand Dollars ($25,000.00), in which case Seller shall only be obligated to indemnify the Company Indemnitees for the aggregate amount of all such Company Losses in excess of the $25,000.

(b) The maximum indemnification liability of the Seller under Section 10.1(a)(i) and Section 10.1(a)(ii) will be Three Million Dollars ($3,000,000.00) (the “Cap”).

(c) The limitations set forth in clauses (a) and (b) of this Section 10.5 shall not apply to breaches of Sections 4.1 (Entity Organization), 4.2 (Authority), 4.3 (Consents and Approvals; No Violations) and 4.22 (Brokers and Finders); provided, however, that in no event shall the maximum aggregate indemnification liability of Seller for any Company Claims pursuant to this Agreement exceed Thirty Million Dollars ($30,000,000.00) (the “Indemnification Cap”).

(d) Nothing contained herein (including Sections 10.5(a) and 10.5(b)) shall limit or restrict any Company Indemnitee’s right to maintain or recover any amounts in connection with any action or claim based upon fraud or fraudulent misrepresentation in connection with this Agreement, for which the cumulative obligations of Seller shall not exceed the Indemnification Cap less any other indemnification made by Seller pursuant to this Agreement.

(e) If the amount of any claim asserted by a Company Indemnitee at any time subsequent to the making of an indemnity payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the net amount of such reduction, less any cost incurred by such Company Indemnitee due to such insurance or third-party recovery (including any cost that may result from retrospective premium adjustments, experience-based premium adjustments and indemnification obligations), shall promptly be paid by the Company Indemnitee to Seller (and the Company Indemnitee hereby releases Seller of any claim in respect of which the Company Indemnitee is entitled to insurance coverage to the extent of the Company Indemnitee’s receipt of such insurance funds).

10.6 Limitations on Indemnification by Parent and the Company. Notwithstanding anything contained herein to the contrary, the obligation of Parent and the Company to indemnify the Seller Indemnitees pursuant to Section 10.3 is subject to the following limitations and qualifications:

(a) Parent and the Company will have no indemnification liability under Section 10.3(b) until the total amount of Seller Losses incurred by the Seller Indemnitees with respect to such matters exceeds the Basket, in which case Parent and the Company shall only be obligated to indemnify the Seller Indemnitees for the aggregate amount of all such Seller Losses in excess of the Basket.

(b) The maximum indemnification liability of Parent and the Company under Section 10.3(a) and Section 10.3(b) will be the Cap.

(c) The limitations set forth in clauses (a) and (b) of this Section 10.6 shall not apply to breaches of Sections 5.1 (Entity Organization), 5.2 (Authority), 5.3 (Consents and Approvals; No Violations), and 5.5 (Brokers and Finders).

(d) Nothing contained herein (including Sections 10.6(a) and 10.6(b)) shall limit or restrict any Seller Indemnitee’s right to maintain or recover any amounts in connection with any action or claim based upon fraud or fraudulent misrepresentation in connection with this Agreement, for which the cumulative obligations of Parent and the Company shall not exceed the Indemnification Cap less any other indemnification made by Parent and the Company pursuant to this Agreement.

10.7 Other Rights and Remedies. Except as otherwise set forth in this Agreement including, without limitation, with respect to the restrictive covenants set forth in Section 6.13, the rights and remedies of the parties under this Article X shall be the sole and exclusive rights and remedies for any misrepresentation or breach of warranty hereunder or in connection with the transactions contemplated or consummated hereunder.  In the event of a termination of this Agreement pursuant to Article VII, the remedies available to the parties hereto shall be as set forth therein.

10.8 Survival of Representations and Warranties. Subject to the limitations set forth in Sections 10.1(b) and 10.3, the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated herein.

10.9 Manner of Payment. Any indemnification payment to the Company Indemnitees pursuant to this Article X shall be made pursuant to the terms of the Escrow Agreement by the indemnifying party. Any indemnification payable under this Article X shall be, to the extent permitted by law, an adjustment to the Purchase Price.  All interest earned on the Escrow Amount, if any, shall be distributed to Seller on December 31 of each year.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Understanding, Waiver, Etc. This Agreement (including the Schedules and each of the exhibits hereto) and the other documents delivered or to be delivered in connection with this Agreement set forth the entire understanding of the parties and supersedes any and all prior or contemporaneous agreements, arrangements, understandings, representations and warranties relating to the subject matter hereof, and the provisions hereof may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be waived.  A waiver by any party of any of the terms or conditions of this Agreement, or of any breach, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach.

11.2 Severability. If any provision of this Agreement or the application of such provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.3 Captions. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the constructions or interpretation of any provision hereof.

11.4 Notices. All notices, consents, waivers, requests, demands and other communications (collectively, “Notices”) that are required or may be given under this Agreement shall be in writing.  All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 4:00 p.m. Central Time, but if not, then immediately upon the beginning of the first Business Day after being sent; if by reputable overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) Business Days after mailing.  Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar advice being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent.  In addition, notwithstanding the foregoing, a notice of a change of address shall not be effective until received by other party.  All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

(a) If to Seller or RRM at:

The Oxford Centre, Inc.

Post Office Box 1955

Oxford, Mississippi 38635

Attention: Billy Young, President and CEO

Facsimile: (662) 234-8531

Email: byoung@theoxfordcentre.org

with a copy to:

Conrad C. Pitts

Pitts, Sutherland, & Eckl, P.C.

401 E. Tuscaloosa St.

Florence, AL  35630

E-mail: cpitts@pselaw.net

(b) If to Company or Parent at:

American Addiction Centers, Inc.

115 East Park Drive, Second Floor

Brentwood, Tennessee 37027

Attn:  General Counsel and Secretary; Chief Operating Officer

E-mail: ksphillips@contactaac.com; chenderson-grice@contactaac.com with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attn:  Laura R. Brothers, Esq.

E-mail: lbrothers@bassberry.com

11.5 Successors and Assigns. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties.

11.6 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

11.8 Construction of Terms. Any reference to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference to the singular or plural shall include the opposite thereof.  The parties acknowledge that each party and its counsel have participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

11.9 Schedules. Information disclosed in a particular Section of the Schedules shall be deemed to be disclosed in other Sections of the Schedules only to the extent such disclosure sets forth facts in sufficient detail so that the relevance of the disclosure to such other Section would be readily apparent on its face.  The Schedules are incorporated herein by reference and made a part hereof.

11.10 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

11.11 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY LEGAL PROCEEDING WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A TRIAL.

11.12 Arbitration. Except as otherwise provided in this Agreement, any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate acquisition transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Memphis, Tennessee, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

{Signature Pages to Follow}

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

SELLER:

THE OXFORD CENTRE, INC.

By:	/s/ Billy Young
Name:	Billy Young
Title:	President and CEO

RIVER ROAD MANAGEMENT, LLC

By:	/s/ Billy Young
Name:	Billy Young
Title:	Member

PARENT:

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

COMPANY:

OXFORD TREATMENT CENTER, LLC

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman